EMPLOYMENT AGREEMENT
As of September 23, 2013

Mr. John Messina

3 Berkley Place

Colts Neck, NJ 07723

Dear John:

The following will set forth the understanding reached between you and Corporate Resource Services, Inc. (“CRS”) and its successors or assigns (the “Company”) for your full-time services (the ”Agreement”).

1.

Definitions:  As used herein, “CRS Entities” includes any of its parents, subsidiaries, affiliates and/or joint venture partners and any of its or their successors and/or assigns. “Contractual Person or Party” means any person or party with or with respect to whom any [COMPANY NAME] Entity has a direct or indirect exclusive contractual or employment arrangement, including, without limitation, artists, exclusive producers, licensors, licensees, partners, joint ventures and employees.

2.

Employment:  The Company has offered you employment as President and Chief Executive Officer and you accept such employment, subject to the terms and conditions of this Agreement. You will report to the Board of Directors of CRS or or to such other employee as the Company may designate in its sole discretion.

3.

Duties:  During the Term of this Agreement, you shall use your best efforts to perform all duties reasonably required of you in furtherance of your position or assigned to you by the Company in furtherance of its business or the business of any CRS Entity.  You understand that during the Term of this Agreement, the Company shall have the discretion to make reasonable changes to your job title and duties in a manner commensurate with your experience and skills.  You shall diligently and faithfully devote your entire working time, energy and skill to the promotion of the Company’s business interests and to the performance of your duties under this Agreement.  You shall conduct yourself at all times so as to advance the best interests of the Company and shall not undertake or engage in any other business activities or continue or assume any other business affiliations which conflict or interfere with the performance of your services hereunder.  During the Term of this Agreement, you shall be governed by and be subject to all Company rules and regulations applicable to employees generally or to employees at your salary grade or organizational level including, without limitation, the Company’s Code of Conduct and Employee Handbook.

4.

Term:  The initial term of this Agreement shall be for One (1) years and shall commence on September 23, 2013 and end on September 22, 2014.  The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then-current term, of such party’s election not to extend this Agreement.  References herein to the “Term” shall mean the initial term as it may be so extended by one or more renewal periods.   Notwithstanding the foregoing, nothing in this paragraph shall limit the Company’s right to terminate your employment prior to the end of the Term of this Agreement pursuant to paragraph 14 below.  Your principal place of employment will be at such offices as the Company may provide within the New York City metropolitan area or such other place you and the Company mutually designate.  You will travel as reasonably necessary for the performance of your duties.

5. Compensation:

A.

Salary.  In consideration of the duties to be performed by you under this Agreement your annualized salary will be Two Hundred and Eight Thousand Dollars ($ 208,000.00)   per year, effective September 23, 2013. This amount is inclusive of vacation pay.  Your salary will be subject to annual increases as the Company may determine in its sole and exclusive discretion.

B. Incentive Bonus. You will be eligible to receive an annual incentive bonus.

C.Payment.  All compensation shall be payable in accordance with the Company’s normal payroll practices as they relate to time and frequency of payments and payroll deductions.  Payments of salary and incentive bonus (if any) will be subject to all applicable taxes and other withholdings.

6.

Employee Benefits:   You shall be entitled to participate in any present or future employee benefit program established by the Company for its employees generally and/or for all employees of similar title and position on terms at least as favorable as those provided to other employees of similar title and position, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion.    You will also be entitled to a monthly membership for a health and fitness facility.

7.

Expenses:  Subject to the Company’s applicable Travel and Entertainment Policy  and upon your submission of documentation satisfactory to the Company, the Company will reimburse you for all lawful, reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your duties under this Agreement.

8.

Duty of Confidentiality:  You acknowledge that during your employment, you will have access to confidential and proprietary information relating to the Company, its artists, its business and third parties with whom the Company does or did business (including, but not limited to, trade secrets, client lists, passwords, marketing strategies, financial information, royalty information, contracts with third parties and the terms thereof, contract proposals and negotiations, government, legislative and regulatory activities, litigation matters, and personnel and policy information) (collectively, “Confidential Information”).  At all times hereafter, you will maintain the confidentiality of all Confidential Information.  You will not, either directly or indirectly, make any disclosure of Confidential Information to any third party, or make any use of Confidential Information, for your own benefit or the benefit of any third party, without the Company’s prior written consent. In the event that you are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, you will notify the Company’s General Counsel promptly (but no later than five (5) days from receipt of such request) so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, you agree to furnish only that portion of the Confidential Information which you are advised by legal counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. As remedies at law may be inadequate to protect the Company against any actual or threatened breach of this policy, the Company shall have the right to injunctive relief in the Company’s favor without proof of irreparable harm.

9.

Non-Competition:  You acknowledge that your services are unique and extraordinary.  You also acknowledge that your position will give you access to confidential information of substantial importance to the Company. During the Term of this Agreement, you shall not (except with the Company’s prior written consent) be employed or render services for any entity other than any of the CRS Entities or directly or indirectly engage in any activities that are competitive with or detrimental to any business conducted by the CRS Entities.  The prohibitions set forth in this Paragraph 9 shall apply to such activities, whether as owner, employee, independent contractor, partner, consultant, investor, lender or otherwise, and whether acting alone or together with others, except that nothing herein contained shall bar you from ownership of less than one percent (1%) of the number of outstanding shares of any securities listed for trading on any national exchange.

10.

Non-Solicitation:  During the Term of this Agreement and for one (1) year thereafter, you shall not directly or indirectly solicit or encourage any Contractual Person or Party, as defined in paragraph 1 above, to enter into or become the subject of any direct or indirect contractual or employment arrangement with you or with any third party, business or enterprise with which you are or may become directly or indirectly affiliated.

11.

Work Product:   All of your work product (created solely or jointly with others) given, disclosed, created, developed or prepared in connection with your employment with the Company (“Work Product”) shall be deemed “works made for hire,” as that term is defined in the United States Copyright Act. Work Product as used herein shall include, without limitation, any ideas or concepts, reports, recommendations, analyses, press materials, speeches, white papers and other information, data, and materials developed or prepared by you in connection with your employment by the Company. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to, all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company, without the Company’s prior written consent. You shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title, and interest in and to any Work Product and any intellectual property rights therein (including full cooperation in support of any the Company applications for patents and copyright or trademark registrations).

12.

Return of Company Property:  Upon the termination of your employment with the Company, you will promptly return to the Company all Company property and all material or documents containing Confidential Information, including without limitation, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, sound systems, stereo equipment, televisions, card access to any Company building, customer lists, computer disks, reports, files, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which you received or prepared or helped prepare in connection with your employment with the

Company.  You will not retain any copies, duplicates, reproductions or excerpts of such material or documents other than a copy of your contacts and address lists.  You further agree to take all necessary actions, if required by and at the cost of the Company, to vest such property rights in the Company.

13.

Equitable Relief:  You agree that the restrictions contained in paragraphs 8, 9, 10, 11 and 12 are fair and reasonable and necessary for the protection of the legitimate business interests of the CRS Entities and that the Company would not have entered into this Agreement without the inclusion of such restrictions.  Moreover, you recognize and expressly acknowledge that these restrictions grant the Company only such reasonable protection as is necessary to preserve the legitimate business interests of the CRS Entities.  You further acknowledge and agree that any breach by you of the covenants and agreements contained paragraphs 8, 9, 10, 11 or 12 herein will result in irreparable injury to the CRS Entities for which money damages could not adequately compensate the CRS Entities.  Therefore, in the event of any such breach, the CRS Entities shall be entitled (in addition and without prejudice to all other remedies in law or equity available to them) to equitable relief by way of restraining order, injunction or other order to enforce this Agreement without the necessity of posting a bond or other security.  The existence of any claim or cause of action that you may have against the CRS Entities or the CRS Entities may have against you shall not constitute a defense or bar to the enforcement of such covenants. If it is determined by a court of competent jurisdiction that any restriction contained in paragraphs 8, 9, 10, 11 or 12 herein is unreasonable or unenforceable under the law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

14. Termination:

A.

Termination for Cause.  The Company shall have the right at any time, upon written notice, to terminate this Agreement for Cause.  For purposes of this Agreement, “Cause” shall mean (i) a material breach by you of your obligations under this Agreement (other than Paragraphs 8, 9. 10, 11, and 12), and which is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (ii) the commission by you of an act of fraud, embezzlement, misappropriation or theft committed against the Company; (iii) a material breach by you of paragraphs 8, 9, 10, 11 or 12; (iv) your conviction of or entry of any pleas other than “Not Guilty” to any felony; (v) your failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company consistent with the terms of this Agreement, which is not remedied within 20 days after receipt of written notice from the Company specifying such failure; (vi) your intentional violation of any statute or rule of any regulatory agency applicable to our business and operations; or (vii) your intentional, material violation of any of our policies whether in our Employee Handbook, Code of Conduct, or otherwise, which is not remedied within 20 days after receipt of written notice from the Company specifying such violation. If the Company terminates this Agreement for Cause, you shall have no right to receive any further compensation, other than accrued salary, accrued but unused vacation pay, a pro-rata share of your minimum incentive bonus and approved but unreimbursed expenses that are owed to you as of the date the Agreement is terminated.

B.

Death.  If you die during the Term of this Agreement, then this Agreement shall automatically terminate on the date of your death.  If this Agreement terminates in accordance with this Paragraph 14.B, you shall have no right to receive any further compensation, other than accrued salary, accrued but unused vacation pay, a pro rata share of your incentive bonus and approved but unreimbursed expenses that are owed to you as of the date the Agreement is terminated.  Any such payments that you are entitled to as of your date of death will be paid to your legal representatives.

C.

Disability.  If you fail to render services as called for by this Agreement because of physical or mental illness or other disability for a continuous period of ninety (90) days, or for shorter periods aggregating more than ninety (90)  days in any consecutive one hundred eighty day period (or such longer period as may be required to comply with applicable law), then the Company may terminate this Agreement upon thirty (30) days written notice to you.  If the Company terminates this Agreement in accordance with this Paragraph 14.C, you shall have no right to receive any further compensation, other than accrued salary, accrued but unused vacation pay, a pro rata share of your incentive bonus and approved but unreimbursed expenses that are owed to you as of the date the Agreement is terminated.  Such termination shall be without prejudice to any right you may have to benefits under any disability insurance program maintained by the Company.

D.

Termination Without Cause.  The Company shall have the right at any time to terminate this Agreement without Cause.  If the Company terminates this Agreement without Cause, you shall have the right to receive (i) a severance equal to one year’s salary paid according to paragraph 5 C of this Agreement,  (ii)  an amount equal to the incentive bonus or bonuses you would have received under this Agreement or pursuant to any other applicable incentive plan for the unexpired Term hereof; (iii) accrued but unused vacation pay through the date of termination, and (iv) approved but unreimbursed expenses incurred through the date of termination;  provided, however, that you execute a general release in a form set forth on Exhibit A hereto, and you are in full compliance with Paragraph 12 hereof.  Notwithstanding anything to the contrary set forth herein, you shall have a duty to mitigate any and all damages which you might be deemed to have suffered as a result of the termination of your employment.  Consequently, it is expressly agreed and understood that if any time after your termination you receive income or other remuneration for services performed between your termination and the unexpired portion of the Term (“Hiatus Period”), the amounts set forth in subsection (i) and (ii) of this Paragraph 14.D shall be reduced or offset by the amounts received by you for services performed after your termination. You shall advise the Company in writing as expeditiously as possible of all of the financial arrangements for any personal services rendered by you for or on your own behalf or for others during the Hiatus Period including, but not limited to, the income from all sources that you anticipate earning from such services, e.g. salary, bonus, royalties, stock options, profit participation, deferred payments, etc.  The Company may, at its election, either offset from payments pursuant to this paragraph 14.D a sum equal to all income earned by you during the Hiatus Period and/or demand repayment from you and be immediately repaid by you for any sums owing to the Company pursuant to the foregoing.

15.

Notices:  All notices and other communications required by this Agreement must be in writing.  Notice to you shall be sent to the address to which this letter is addressed.  Notice to the Company shall be sent to:

Corporate Resource Servivces, Inc.

Atth: Gina L Russo, Esq.

160 Broadway 13th Floor

New York, NY 10038

grusso@crsco.com

Notices delivered by hand or email shall be deemed received on the date delivered; notices delivered by overnight mail or certified or registered mail, return receipt requested, shall be deemed received on the date received.

16.

Withholding Taxes:  If, and to the extent that, the receipt by you of any amounts, benefits (including employee benefits), perquisites or similar items provided or to be provided under this Agreement is determined by the Internal Revenue Service (or the taxing authorities of any State or other jurisdiction) to constitute compensation taxable to you, you shall be responsible for the payment of any and all taxes imposed upon you in respect thereof and shall not be entitled to reimbursement therefor from the Company or to any increase in your compensation hereunder by reason thereof.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.

Successors and Assigns:  This Agreement shall inure to the benefit of and be binding upon you, your heirs, executors, administrators and legal representatives and upon the Company and its successors and assigns.  This is a personal service contract and may not be assigned by you but may be assigned by the Company.

18.

Entire Agreement:  This Agreement constitutes the entire agreement between you and the CRS Entities with respect to your employment by the Company and cannot be changed or terminated orally.  This Agreement supersedes any prior or contemporaneous written or oral agreements between you and the CRS Entities relating to the same subject matter.  No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both you and the Company.

19.

Severability:  If any provision of this Agreement is held to be unenforceable by a court or arbitrator, the remaining provisions shall remain valid, binding and in full force to the maximum extent possible.  If a court determines that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unenforceable.

20.

No Waiver:  No failure on the part of either party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise on any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

21.

Headings:  The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall be given no effect in the construction or interpretation of this Agreement.

22.

Governing Law:  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws.   The parties agree to the exclusive jurisdiction and venue of the Supreme Court of the State of New York for New York County and/or the United States District Court for the Southern District of New York for the resolution of all disputes arising under this Agreement and consent to personal jurisdiction in New York City.  To the extent permitted by law, you and the Company hereby irrevocably waive trial by jury.

23.

Representation:  This Agreement has been offered to you based on your representation that as of the commencement of your employment with the Company and throughout the Term, you will not be under any written or oral agreement, nor will you have at any time entered into an agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement, covenant, understanding, or restriction, with any other person, firm, or corporation, which would or could in any manner preclude or prevent you from giving freely, and the Company receiving, the exclusive benefits of your services.

24.

Acknowledgement:  You acknowledge that you have carefully read and fully understand this Agreement and have had sufficient time to obtain independent legal advice prior to the execution of this Agreement.  You further acknowledge that you are entering this Agreement freely and voluntarily.  The parties agree to pay their own legal fees and costs incurred in connection with the preparation of this Agreement and in connection with any dispute that may arise with respect to it.

25.

Survival:  You acknowledge and agree that the covenants, agreements, representations and warranties contained in paragraphs 8, 9, 10, 11, 12 and 13 of this Agreement shall survive, in accordance with their terms, the expiration or termination of this Agreement for any reason.

26. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

If the terms of this Agreement are acceptable to you, please sign both original copies of this letter where indicated below and return one to me for our files.

Sincerely,

Corporate Resource Services, Inc.

By:	/s/ Michael J. Golde	September 23, 2013
Michael J. Golde
Chief Financial Officer
Corporate Res

Agreed and Accepted	/s/ John P. Messina, Sr.	September 23, 2013

EXHIBIT A

to the Employment Agreement between John Messina and Corporate Resource Services, Inc. (the “Company”), dated as of September 23, 2013.

Release of the Company

In consideration of the benefits set forth above, you voluntarily, knowingly and willingly release and forever discharge the Company, its parent entities, shareholders, predecessors, subsidiaries, joint ventures, affiliates, successors and assigns, together with each of those entities’ respective owners, officers, directors, partners, shareholders, employee benefit plans, employee benefit administrators, employees, and agents (collectively, the “Releasees”), from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them up to the date upon which you execute this Agreement.  This release includes, but is not limited to, any rights or claims relating to your employment relationship with the Company, any rights or claims relating to the termination of your employment relationship with the Company, any contract claims (expressed or implied, written or oral), any rights or claims based on personal injury, wages, bonuses, commissions, expense reimbursements, vacation pay, benefits, defamation, slander, wrongful discharge, tort law, contract law, or any rights or claims under any federal, state or local statute, including, without limitation, the National Labor Relations Act, the Occupational Safety and Health Act of 1970, Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Immigration Reform and Control Act of 1986, the Employees Retirement Income Security Act of 1974, the New York State and City Human Rights Laws, the New York City Charter and Administration Code, the New York Executive Law, Article 15, §290 et seq., and the New York City Human Rights law, all as amended.  This release specifically includes, but is not limited to, any claims based upon discrimination and/or harassment on the basis of age, race, color, religion, creed, sex, national origin, sexual orientation, ancestry, mental or physical disability, alienage or citizenship status, marital status, or any other class protected by law.